Exhibit 7.1

JOINT FILING STATEMENT

Each of Burrill Life Sciences Capital Fund, L.P. (“BLSCF”); Burrill Indiana Life Sciences Capital Fund, L.P. (“BILSCF”); Burrill & Company (Life Sciences GP), LLC; Burrill & Company (Indiana GP), LLC; and G. Steven Burrill hereby expresses its agreement that the attached Amendment No. 2 to Schedule 13G (and any amendments thereto) relating to the common stock of diaDexus, Inc. is filed on behalf of each of them.

Date: November 6, 2013

G. STEVEN BURRILL

By:	/s/ G. Steven Burrill
Name: G. Steven Burrill

for himself, for and as Chief Executive Officer of Burrill & Company, LLC, managing member of Burrill & Company (Life Sciences GP), LLC and Burrill & Company (Indiana GP), LLC, general partners of Burrill Life Sciences Capital Fund, L.P. and Burrill Indiana Life Sciences Capital Fund, L.P., respectively.